Exhibit 10.1

July 23, 2018

Christopher Battles

464 Virginia Avenue

San Mateo

CA 94402

RE:Separation Agreement

Dear Chris,

In connection with the termination of your employment with LogMeIn USA, Inc., (the “Company”) on August 15th, 2018, you are eligible to receive the severance benefits described in the “Description of Severance Benefits” attached to this letter agreement as Attachment A, contingent upon your signing and returning this letter agreement to Jo Deal, CHRO by August 13th, 2018, and do not revoke your acceptance of it.  By signing and returning this letter agreement (hereinafter, the “Letter Agreement”), and allowing it to become irrevocable, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 3.  Therefore, you are advised to consult with an attorney before signing this Letter Agreement.  You may revoke your acceptance of this Separation Agreement for any reason, or no reason at all, within seven (7) calendar days after you have signed it (the “Revocation Period”), in writing via email, overnight mail, or facsimile. Any such revocation must state that it is a revocation of this Separation Agreement, must be in writing and must be delivered within the seven (7) calendar day Revocation Period to: Jo Deal, CHRO, LogMeIn USA, Inc., jo.deal@logmein.com, 333 Summer Street, Boston, MA 02210.

Upon your signing and returning this Letter Agreement by August 13th, 2018, unless you later revoke your acceptance of it, you will receive the severance benefits described in Attachment A from the Company.  Also, regardless of signing this Letter Agreement, if eligible, you may elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq.  All premium costs for COBRA shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation.  You should consult the COBRA materials to be provided by the Company for details regarding these benefits.  All other benefits, including life insurance and long-term disability, will cease upon your Termination Date.  Further, pursuant to the Company’s Stock Incentive Plan, any vested RSUs at the time of termination that you have not yet sold, can be sold by you at any point in the future.  You do not have any time restriction to sell your shares.  Any RSUs that remain unvested as of the Termination Date will immediately and automatically forfeit.

The following numbered paragraphs set forth the terms and conditions that will apply if you timely sign and return this Letter Agreement:

1.	Termination Date - Your date of termination from the Company is August 15th, 2018 (the “Termination Date”).

2.

Description of Severance Benefits - The severance benefits to be paid to you if you timely sign and return this Letter Agreement are described in the “Description of Severance Benefits” attached as Attachment A (the “Severance Benefits”).

3.

Release - In consideration of the payment of the Severance Benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, successors and assigns, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which you ever had or now have against the Released Parties, including, but not limited to, those claims arising out of your employment with and/or separation from the Company, including but not limited to, all claims under the Age Discrimination in Employment Act ("ADEA"), 29 U.S.C. § 621, et seq,; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Equal Pay Act, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002, Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514(A), the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., the Massachusetts Fair Employment Practices Act, M.G.L. c. 151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, §§11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, § 1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, § 1B, and the Massachusetts Maternity Leave Act , M.G.L. c. 149, § 105D, all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock, stock awards or stock options; and any claim or damage arising out of your employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents you from (a) filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding) or (b) exercising your right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice.

4.

Non-Disclosure, Non-Competition and Non-Solicitation Obligations – As a reminder, any and all non-public information concerning the Company which you acquired during the course of your employment shall remain “Confidential Information” of the Company and should not be used for your own personal benefit or the benefit of any third party.  You further recognize and acknowledge that the disclosure of any Confidential Information to any other person or entity outside of the Company, including, but not limited to, any investors, analysts, researchers or competitors could result in irreparable harm to the Company and/or expose the Company to substantial damages.  Therefore, you acknowledge and reaffirm your obligation to keep confidential and not to disclose any and all non-public information concerning the Company which you acquired during the course of your employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects, business strategies, technology, product roadmaps, product development, product design, architecture data, customers, prospective customers, customer development, suppliers, unreleased products/specifications/features/functionality, marketing activities, pricing, license agreements/arrangements, software, proprietary processes, and financial condition, or any other information which you know or reasonably should know is confidential, proprietary or trade secret information of the Company, as is stated more fully in the Confidentiality/Non-Disclosure/Non-Competition/Intellectual Property Assignment Agreement (the “Confidentiality Agreement”) you executed at the inception of your employment, which remains in full force and effect.  You further acknowledge and reaffirm your obligations under the Confidentiality Agreement not to compete against the Company or to solicit its customers, clients, employees or consultants for a specified period of time following the Termination Date.  However, nothing in this Section 4 or in the Confidentiality Agreement is intended restrict your right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. You acknowledge that the Company has provided you with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (a) you will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of non-public Company information in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (b) you will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of non-public Company information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (c) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose non-public Company information to your attorney and use such information in the court proceeding, so long as  you file any document containing non-public Company information under seal, and do not disclose such information, except pursuant to court order.

5.

Return of Company Property - You confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to, those that you developed or helped develop during your employment.  You further confirm that you have cancelled all accounts for your benefit, if any, in the Company's name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

6.

Business Expenses and Compensation - You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you.  You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company and that no other compensation is owed to you except as provided herein.

7.

Non-Disparagement - You understand and agree that, as a condition for payment to you of the consideration herein described, you shall not, whether oral or in writing, make any false, negative, critical, pejorative, injurious, disparaging or derogatory statements on any social media platforms, blogs, or otherwise to any individual, entity, media/press outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents, representatives, products, services, or about the Company’s business affairs and financial condition. Additionally, the Company agrees that it shall not authorize, direct or make any false, negative, critical, pejorative, injurious, disparaging or derogatory statements to any social media platforms, blogs, or otherwise to any individual, entity, media/press outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding you.

8.

Amendment - This Letter Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto.  This Letter Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

9.

Waiver of Rights - No delay or omission by the Company in exercising any right under this Letter Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

10.

Validity - Should any provision of this Letter Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Letter Agreement.

11.

Confidentiality - To the extent permitted by law, you understand and agree that, as a condition for payment to you of the Severance Benefits herein described, the terms and contents of this Letter Agreement, and the contents of the negotiations and discussions resulting in this Letter Agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed to any third party except to the extent required by federal or state law or as otherwise agreed to in writing by the Company.

12.

Cooperation - You agree to cooperate with the Company in the investigation, defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company.  Your cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness when reasonably requested by the Company at mutually agreeable times and at locations mutually convenient to you and the Company.  You also agree to cooperate with the Company in the transitioning of your work, and will be available to the Company for this purpose or any other purpose reasonably requested by the Company.

13.

Tax Provision - In connection with the Severance Benefits provided to you pursuant to this Letter Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such Severance Benefits under applicable law.  You acknowledge that you are not relying upon advice or representation of the Company with respect to the tax treatment of any of the severance benefits set forth in Attachment A.

14.	Nature of Agreement - You understand and agree that this Letter Agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.
15.

Acknowledgments - You acknowledge that you have been given at least twenty-one (21) days to consider this Letter Agreement, including Attachment A, and that the Company advised you to consult with an attorney of your own choosing prior to signing this Agreement.  You understand that you may revoke this Letter Agreement for a period of seven (7) days after you sign this Letter Agreement, and the Letter Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.  You understand and agree that by entering into this Letter Agreement you are waiving any and all rights or claims you might have under the ADEA, as amended by The Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.

16.

Voluntary Assent - You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Letter Agreement, and that you fully understand the meaning and intent of this Letter Agreement.  You state and represent that you have had an opportunity to fully discuss and review the terms of this Letter Agreement with an attorney.  You further state and represent that you have carefully read this Letter Agreement, including Attachment A, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

17.

Applicable Law - This Letter Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.  You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Letter Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Letter Agreement or the subject matter hereof.

18.

Entire Agreement - This Letter Agreement, including Attachment A, contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith. If you have any questions about the matters covered in this Letter Agreement, please contact Dena Upton, Vice President of People and Talent.

Very truly yours,

LogMeIn USA, Inc.

Jo Deal,
CHRO

I hereby agree to the terms and conditions set forth above and in the attached Description of Severance Benefits.  I intend that this Letter Agreement become a binding agreement between me and the Company.

/s/ Christopher Battles	Date	07-30-18
Employee Name: Christopher Battles

To be returned by August 13th, 2018

ATTACHMENT A

DESCRIPTION OF SEVERANCE BENEFITS

The following is a summary of the benefits available to you in accordance with the terms and conditions of the Letter Agreement upon your separation:

Subject to the requirements and limitations described herein and in the Letter Agreement, the Company will pay you the following (the “Severance Pay”):

a)	a lump sum cash payment of three hundred and eighty thousand dollars ($380,000.00 - equivalent to twelve months’ base salary), less all applicable state and federal taxes; and
b)

a lump sum cash payment of seven hundred and fifty thousand dollars ($750,000.00 - equivalent to the approximate cash value of three quarters of the performance-based Restricted Stock Unit award granted in 2017 as part of the merger transaction), less all applicable state and federal taxes; and

c)

if you elect to continue your current medical, dental and vision insurance coverage under the law known as COBRA, the Company will pay for such coverage for the period from the Termination Date through August 31st, 2019 (the Company will pay these premiums directly to the Company’s insurance providers; if you do not elect for continuing coverage under COBRA the Company will not be obligated to make any payments and you will not receive these amounts in cash or in any other form of compensation).

You acknowledge and agree that the Severance Pay (including the COBRA insurance coverage), shall fully satisfy any and all obligations of the Company, including the full payment of any and all severance benefits that may be due to you, including any severance or other obligations that may be due to you under the general executive severance program approved by the Company’s Board of Directors in February 2017.  This Severance Pay will be paid in accordance with The Company’s regularly scheduled payroll, after the Termination Date.

You further acknowledge and agree that all equity awards not already vested as of the Termination Date, including but not limited to the awards listed below, shall be immediately and automatically forfeit in full as of the Termination Date, in accordance with the terms of the agreements memorializing such awards.

LogMeIn, Inc., 320 Summer Street, Boston, MA 02210

Phone (800) 993-1790   Fax (781) 998-7792   www.LogMeInInc.com